Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2014

FIRST QUARTER RESULTS

Raises Fiscal 2014 EPS Estimate Range to $3.40 to $3.65

Declares Quarterly Cash Dividend of $0.15 per share

OSHKOSH, WI — (January 28, 2014) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2014 first quarter net income of $54.9 million, or $0.63 per diluted share, compared to $46.3 million, or $0.51 per diluted share, in the first quarter of fiscal 2013. Fiscal 2013 first quarter adjusted net income, excluding(1) pre-tax costs of $16.3 million incurred in connection with a tender offer for the Company’s common stock and a threatened proxy contest, was $56.7 million, or $0.62 per diluted share. All results are for continuing operations, unless stated otherwise.

Consolidated net sales in the first quarter of fiscal 2014 were $1.53 billion, a decrease of 12.6 percent compared to the prior year first quarter. Higher sales in each of the Company’s non-defense segments were more than offset by lower defense segment sales.

Consolidated operating income in the first quarter of fiscal 2014 was $96.5 million, or 6.3 percent of sales, compared to $80.3 million, or 4.6 percent of sales, in the first quarter of fiscal 2013. Excluding costs incurred in connection with a tender offer for the Company’s common stock and a threatened proxy contest, adjusted consolidated operating income(1) in the first quarter of fiscal 2013 was $96.6 million, or 5.5 percent of sales. Operating income margins in the first quarter of fiscal 2014 increased primarily as a result of favorable performance in the

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Company’s access equipment segment, offset in part by adverse absorption of fixed costs in the defense segment due to lower sales volume, and higher corporate operating expenses.

“First quarter results significantly exceeded our expectations driven by a combination of disciplined execution and a strong product mix,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “The benefits of our MOVE strategy were evident in our performance again this quarter. We believe MOVE is an effective roadmap to lead Oshkosh to achieve our strategic targets.

“On-going strength in our access equipment segment, led by continued replacement demand in North America, offset the expected decline in our defense segment operating income. European rental companies also began placing orders for access equipment earlier in our fiscal year than in recent years, which could indicate a stronger recovery for access equipment in Europe in fiscal 2014 than previously expected.

“As a sign of our confidence in our MOVE strategy, during the first quarter, we completed our targeted $300 million share repurchase plan — and more. From announcement of the program in November 2012 through December 31, 2013, we repurchased 9.1 million shares of Oshkosh common stock at an aggregate cost of $347.3 million.

“Based on our stronger than expected first quarter performance and our confidence in the continued execution of the MOVE strategy, we are raising our earnings per share expectations for fiscal 2014 to a range of $3.40 to $3.65. We expect to grow revenues and operating income margins in fiscal 2014 in each of our non-defense segments — access equipment, fire & emergency and commercial — and we are actively managing our defense segment in an effort to be as operationally efficient as possible at lower volumes. We remain confident in our ability to effectively execute our MOVE strategy now and into fiscal 2015, and we are reiterating our fiscal 2015 earnings per share target range of between $4.00 and $4.50,” added Szews.

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 15.0 percent to $668.6 million for the first quarter of fiscal 2014 compared to the prior year first quarter. The improvement was principally the result of higher replacement driven aerial work platform unit volumes in North America and Europe and favorable pricing, offset in part by the absence of U.S. military telehandler sales under a contract that was completed in the fourth quarter of fiscal 2013. Sales of access equipment, excluding U.S. military contract sales, rose 17.2 percent in the first quarter compared to the prior year quarter. The increase in aerial work platform unit volumes in North America was due in part to the acceleration of some orders ahead of Tier 4 engine price increases.

In the first quarter of fiscal 2014, access equipment segment operating income increased 84.6 percent to $90.3 million, or 13.5 percent of sales, compared to prior year first quarter operating income of $48.9 million, or 8.4 percent of sales. The increase in operating income was primarily the result of favorable product mix due to a higher concentration of aerial work platform sales, higher sales volume and the realization of previously announced price increases. Results in the current year quarter also benefited by $7.5 million as a result of reaching an agreement on the final pricing of a multi-year U.S. military contract.

Defense — Defense segment sales decreased 41.9 percent to $481.3 million for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. The decrease in sales was primarily due to an expected decline in sales to the U.S. Department of Defense (DoD), offset in part by higher international sales of MRAP All-Terrain Vehicles.

In the first quarter of fiscal 2014, defense segment operating income decreased 59.3 percent to $24.8 million, or 5.2 percent of sales, compared to prior year first quarter operating income of $60.9 million, or 7.4 percent of sales. The decrease in operating income was largely due to lower sales volume.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2014 increased 8.7 percent to $198.0 million compared to the first quarter of fiscal 2013. The increase in sales primarily reflected sales under a multi-unit international aircraft rescue and firefighting vehicle order and improved domestic fire apparatus volume as a result of improved market conditions.

In the first quarter of fiscal 2014, fire & emergency segment operating income increased 28.5 percent to $6.9 million, or 3.5 percent of sales, compared to prior year first quarter operating income of $5.4 million, or 2.9 percent of sales. The increase in operating income for the first quarter of fiscal 2014 was largely the result of higher sales volume.

Commercial — Commercial segment sales increased 8.6 percent to $192.6 million in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. The increase in sales was primarily attributable to improved aftermarket parts & service sales and higher concrete placement volume.

In the first quarter of fiscal 2014, commercial segment operating income increased 27.7 percent to $10.2 million, or 5.3 percent of sales, compared to $8.0 million, or 4.5 percent of sales, in the first quarter of fiscal 2013. The increase in operating income was primarily a result of the higher sales volume.

Corporate — Corporate operating expenses decreased $7.1 million to $35.6 million for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. Excluding(1) pre-tax costs of $16.3 million incurred in connection with a tender offer for the Company’s common stock and a threatened proxy contest in the first quarter of fiscal 2013, corporate operating expenses for the first quarter of fiscal 2014 increased $9.2 million compared to adjusted corporate operating expenses for the first quarter of the prior year. The increase in corporate operating expenses in the first quarter of fiscal 2014 compared to adjusted corporate operating expenses in the first quarter of fiscal 2013 was largely due to higher information technology spending.

Interest Expense Net of Interest Income — Interest expense net of interest income increased $1.8 million to $15.7 million in the first quarter of fiscal 2014 compared to the prior year quarter as a result of the recognition of $2.3 million of interest income in the first quarter of fiscal 2013 upon receipt of payments on a note receivable from a customer.

Provision for Income Taxes — The Company recorded income tax expense of $24.7 million in the first quarter of fiscal 2014, or 31.2 percent of pre-tax income, compared to 31.5 percent of pre-tax income in the first quarter of fiscal 2013.

Share Repurchases — During the first quarter of fiscal 2014, the Company repurchased 2,959,589 shares of its common stock at an aggregate cost of $145.5 million. Earnings per share in the first quarter of fiscal 2014 improved $0.03 compared to the prior year first fiscal quarter as a result of lower average diluted shares outstanding.

Fiscal 2014 Expectations

As a result of its stronger than expected first fiscal quarter results and its confidence in the continued execution of the MOVE strategy, the Company is increasing its full-year fiscal 2014 earnings per share expectations to a range of $3.40 to $3.65, up from its previous expectations of $3.10 to $3.40. The Company expects consolidated sales for fiscal 2014 will be approximately $6.65 billion to $6.85 billion, reflecting an increase of $50 million on the low end of the range and a decrease of $50 million on the high end of the range compared to the Company’s previous expectations. The decrease in the high end of the Company’s estimated sales range reflects the shift of expected international defense sales from fiscal 2014 to fiscal 2015 due to the long lead times typically associated with international defense orders. The Company expects consolidated operating income to be between $490 million and $520 million. This reflects an increase of $30 million to $35 million from the Company’s previous operating income expectations, largely as a result of expected stronger performance in the access equipment segment. The Company now expects its full-year effective tax rate to be 32 percent.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.15 per share of common stock. The dividend will be payable on February 27, 2014, to shareholders of record as of February 13, 2014.

Conference Call

The Company will comment on its fiscal 2014 first quarter earnings and its full-year fiscal 2014 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially with the current outlook for U.S. and European economic recoveries; the strength of emerging market growth and projected adoption rate of work at height machinery; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of the significant projected decrease in sales levels in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2013	2012

Net sales	$1,530.2	$1,749.8
Cost of sales	1,275.1	1,503.8
Gross income	255.1	246.0

Operating expenses:
Selling, general and administrative	144.7	151.3
Amortization of purchased intangibles	13.9	14.4
Total operating expenses	158.6	165.7
Operating income	96.5	80.3

Other income (expense):
Interest expense	(16.2)	(16.4)
Interest income	0.5	2.5
Miscellaneous, net	(1.7)	0.3
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	79.1	66.7
Provision for income taxes	24.7	21.0
Income from continuing operations before equity in earnings of unconsolidated affiliates	54.4	45.7
Equity in earnings of unconsolidated affiliates	0.5	0.6
Income from continuing operations, net of tax	54.9	46.3
Income from discontinued operations, net of tax	—	0.2
Net income	$54.9	$46.5

Amounts available to common shareholders, net of tax:
Net income	$54.9	$46.5
Allocated to participating securities	(0.2)	(0.3)
Net income available to common shareholders	$54.7	$46.2

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended
	December 31,
	2013	2012

Earnings per share attributable to common shareholders-basic:
Continuing operations	$0.64	$0.51
Discontinued operations	—	—
	$0.64	$0.51

Earnings per share attributable to common shareholders-diluted:
Continuing operations	$0.63	$0.51
Discontinued operations	—	—
	$0.63	$0.51

Basic weighted-average shares outstanding	85,312,326	90,303,191
Dilutive stock options and other equity-based compensation awards	1,607,395	878,606
Participating restricted stock	(193,181)	(122,859)
Diluted weighted-average shares outstanding	86,726,540	91,058,938

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$558.7	$733.5
Receivables, net	693.5	794.3
Inventories, net	823.5	822.0
Deferred income taxes, net	67.1	67.6
Prepaid income taxes	90.1	100.4
Other current assets	33.0	35.6
Total current assets	2,265.9	2,553.4
Investment in unconsolidated affiliates	21.6	20.9
Property, plant and equipment:
Property, plant and equipment	909.7	893.1
Accumulated depreciation	(545.0)	(530.9)
Property, plant and equipment, net	364.7	362.2
Goodwill	1,043.1	1,041.0
Purchased intangible assets, net	701.3	714.7
Other long-term assets	73.1	73.5
Total assets	$4,469.7	$4,765.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$65.0	$65.0
Accounts payable	436.3	531.7
Customer advances	306.7	294.4
Payroll-related obligations	95.6	146.9
Accrued warranty	101.1	101.3
Deferred revenue	17.9	23.8
Other current liabilities	155.9	217.6
Total current liabilities	1,178.5	1,380.7
Long-term debt, less current maturities	873.8	890.0
Deferred income taxes, net	139.8	143.0
Other long-term liabilities	244.8	244.2
Commitments and contingencies
Shareholders’ equity	2,032.8	2,107.8
Total liabilities and shareholders’ equity	$4,469.7	$4,765.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2013	2012
Operating activities:
Net income	$54.9	$46.5
Depreciation and amortization	30.8	31.4
Stock-based compensation expense	4.9	4.7
Deferred income taxes	(2.8)	(2.5)
Other non-cash adjustments	(0.4)	(4.3)
Changes in operating assets and liabilities	(82.7)	(30.7)
Net cash provided by operating activities	4.7	45.1

Investing activities:
Additions to property, plant and equipment	(14.3)	(8.3)
Additions to equipment held for rental	(9.5)	(1.1)
Contribution to rabbi trust	(1.9)	—
Proceeds from sale of equipment held for rental	0.3	3.5
Other investing activities	(0.3)	—
Net cash used by investing activities	(25.7)	(5.9)

Financing activities:
Repurchases of common stock	(145.5)	(125.1)
Repayment of long-term debt	(16.2)	—
Proceeds from exercise of stock options	16.1	0.7
Dividends paid	(12.8)	—
Excess tax benefits from stock-based compensation	4.9	—
Net cash used by financing activities	(153.5)	(124.4)

Effect of exchange rate changes on cash	(0.3)	0.2
Decrease in cash and cash equivalents	(174.8)	(85.0)
Cash and cash equivalents at beginning of period	733.5	540.7
Cash and cash equivalents at end of period	$558.7	$455.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	December 31, 2013			December 31, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$316.5	$—	$316.5	$252.2	$—	$252.2
Telehandlers	217.7	—	217.7	206.9	—	206.9
Other	134.4	—	134.4	122.1	0.1	122.2
Total access equipment	668.6	—	668.6	581.2	0.1	581.3

Defense	481.3	—	481.3	827.8	0.9	828.7

Fire & emergency	189.0	9.0	198.0	171.4	10.7	182.1

Commercial
Concrete placement	81.4	—	81.4	63.3	—	63.3
Refuse collection	80.8	—	80.8	80.8	—	80.8
Other	29.1	1.3	30.4	25.3	7.9	33.2
Total commercial	191.3	1.3	192.6	169.4	7.9	177.3
Intersegment eliminations	—	(10.3)	(10.3)	—	(19.6)	(19.6)
Consolidated net sales	$1,530.2	$—	$1,530.2	$1,749.8	$—	$1,749.8

	Three Months Ended
	December 31,
	2013	2012
Operating income (loss):
Access equipment	$90.3	$48.9
Defense	24.8	60.9
Fire & emergency	6.9	5.4
Commercial	10.2	8.0
Corporate	(35.6)	(42.7)
Intersegment eliminations	(0.1)	(0.2)
Consolidated	$96.5	$80.3

	December 31,
	2013	2012
Period-end backlog:
Access equipment*	$468.4	$767.1
Defense**	1,625.3	3,138.1
Fire & emergency	506.6	479.2
Commercial	171.3	145.9
Consolidated	$2,771.6	$4,530.3

*                 Lower backlog at December 31, 2013 was largely due to timing of orders from large U.S. national rental companies and also due to completion of DoD military telehandler production in the fourth quarter of fiscal 2013. Backlog for these telehandlers was $55.6 million at December 31, 2012.

**          Lower backlog at December 31, 2013 was due primarily to reduced funding for legacy programs (FMTV and FHTV) as a result of reduced U.S. government customer demand.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended
	December 31,
	2013	2012

Access equipment segment sales excluding military (non-GAAP)	$661.1	$564.1
Military telehandler sales	—	17.2
Final pricing adjustment on multi-year military contract	7.5	—
Access equipment segment sales (GAAP)	$668.6	$581.3

Adjusted operating expenses-Corporate (non-GAAP)	$(35.6)	$(26.4)
Tender offer and proxy contest costs	—	(16.3)
Operating expenses-Corporate (GAAP)	$(35.6)	$(42.7)

Adjusted operating income (non-GAAP)	$96.5	$96.6
Tender offer and proxy contest costs	—	(16.3)
Operating income (GAAP)	$96.5	$80.3

Adjusted income from continuing operations, net of tax (non-GAAP)	$54.9	$56.7
Tender offer and proxy contest costs, net of tax	—	(10.4)
Income from continuing operations, net of tax (GAAP)	$54.9	$46.3

Adjusted earnings per share from continuing operations-diluted (non-GAAP)	$0.63	$0.62
Tender offer and proxy contest costs, net of tax	—	(0.11)
Earnings per share from continuing operations-diluted (GAAP)	$0.63	$0.51

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